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                     May 21, 2021

       J. Todd Koning
       Executive Vice President and Chief Financial Officer
       Alphatec Holdings, Inc.
       5818 El Camino Real
       Carlsbad, CA 92008

                                                        Re: Alphatec Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 5, 2021
                                                            File No. 000-52024

       Dear Mr. Koning:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences